UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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POLO RALPH LAUREN CORPORATION

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(Name of Registrant as Specified In Its Charter)

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Management of Polo Ralph Lauren Corporation (the “Company”) intends to contact certain institutional stockholders in connection with the re-election of three members of its board of directors at the Company’s 2008 Annual Meeting of Stockholders. The following talking points were prepared by management to facilitate discussions with stockholders.

Polo Ralph Lauren Corporation

2008 Annual Meeting of Stockholders

Phone calls with certain institutional investors

We disagree with Institutional Shareholder Services Inc.’s (“ISS”) recommendation that stockholders “withhold” their vote with respect to the directors nominated for election by our Class A stockholders at our 2008 stockholders meeting.

☐	ISS’ recommendation is based principally on its analysis of the Company’s recently renewed employment agreement with Mr. Ralph Lauren.

The directors nominated for reelection are Joel L. Fleishman, Frank A. Bennack, Jr. and Terry S. Semel and the Board of Directors has recommended that they be reelected to the Board of Directors of the Company.

☐	Each has served on our Board for approximately ten years.
☐	Each has a breadth of experience and deep understanding of the Company and its strategic objectives.
☐	Each makes significant contributions to the Company’s success.

The Compensation Committee and the entire Board gives very serious consideration to compensation matters.

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Mr. Lauren is not only the Chief Executive Officer of the Company, he is also the founder, creator and name behind the Company’s brands. As such, his aesthetic vision and direction are unique and integral components of the longtime success of the Company. His contributions to the Company’s success over the past 40 years have been invaluable and cannot be underestimated.

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Prior to the ISS recommendation, the Compensation Committee determined that it would change Mr. Lauren’s compensation arrangements for fiscal 2009 to provide that he would be entitled to a bonus only if 80%, rather than 50%, of the performance target had been achieved. This change would make his required level of achievement identical to that of other members of senior management.

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In addition, Mr. Lauren has had to attain a higher level of achievement in order to receive the maximum level of bonus payout. While the other four named executive officers of the Company must reach 107% of the target level to receive the maximum level of bonus payout, Mr. Lauren must reach 110% of the target level to receive the maximum level of bonus payout.

Mr. Lauren’s new employment agreement differs in certain key respects from his prior employment agreement.

☐	The Company entered into a new employment agreement with Mr. Lauren in 2007. It was first disclosed in last year’s proxy statement and became effective for fiscal 2009.

☐	Mr. Lauren’s annual stock option grants were reduced from 150,000 stock options to 100,000 stock options.

☐	Mr. Lauren’s annual grants of restricted stock units (“RSUs”) were reduced from 100,000 RSUs to 75,000 RSUs.

☐	The term for Mr. Lauren’s stock options was reduced from ten years to seven years, which is consistent with the term for all management stock options.

☐	The anti-dilution aspects of Mr. Lauren’s stock awards will no longer be discretionary, making them consistent with all stock awards granted in fiscal 2008 to all eligible employees.

☐	If Mr. Lauren terminates his employment for any reason, other than for good reason, any unvested RSUs held by Mr. Lauren pursuant to his new employment agreement shall be immediately forfeited.

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If Mr. Lauren terminates his employment for any reason, other than for good reason, or if the Company terminates Mr. Lauren’s employment for cause, then Mr. Lauren will not receive a pro rata portion of his annual bonus for the fiscal year in which such termination occurred.

Although the Compensation Committee (all of whom are independent directors) believes that Mr. Lauren’s existing compensation is appropriate, the Compensation Committee has considered the ISS analysis and has agreed with Mr. Lauren to make further changes to Mr. Lauren’s compensation arrangement, commencing in the Company’s next fiscal year (fiscal 2010).

☐	Restricted stock units granted to Mr. Lauren will be performance based rather than time based.

☐	The Compensation Committee will also have the discretion to reduce Mr. Lauren’s annual equity grants.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Fleishman, Bennack and Semel as directors of the Company.